UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2022

Angi Inc.
(Exact name of registrant as specified in charter)

Delaware	001-38220	82-1204801
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3601 Walnut Street,	Suite 700
Denver,	CO	80205
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 963-7200
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001	ANGI	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 5, 2022, Umang Dua voluntarily stepped down from his position as Chief Revenue Officer, Services, of Angi Inc. (“ANGI” or the “Registrant”). In order to facilitate a smooth transition of his duties and responsibilities, the Registrant and Mr. Dua have entered into a Transition Agreement, dated as of December 5, 2022 (the “Transition Agreement”), pursuant to which Mr. Dua has agreed to serve as Senior Advisor to ANGI through March 31, 2023 (or such earlier date as may be contemplated by the Transition Agreement (the “Separation Date”)).

Pursuant to the Transition Agreement, the Company has agreed that subject to his continued service and compliance with the terms of the Transition Agreement through the Separation Date, Mr. Dua shall be eligible to receive: (i) his current base salary ($400,000 per annum, the “Base Salary”), (ii) continued health and welfare benefits and (iii) an annual cash bonus for the 2022 fiscal year in an amount equal to at least 50% of his current base salary, with the exact amount of such bonus to be determined by the Compensation Committee of ANGI’s Board of Directors and with the payment of such bonus subject to his continued service through the payment date (the “Senior Advisory Benefits”).

The Company has also agreed that following the Separation Date, subject to his continued service through the Separation Date, his execution, non-revocation and delivery to ANGI of a full release and his continued compliance with the terms of the Transition Agreement: (i) Mr. Dua shall be eligible to receive his Base Salary through December 31, 2023 (subject to offset for any amounts earned from other employment during such period) and continued health and welfare benefit coverage (through reimbursement on an after-tax basis of related premiums) for the lesser of nine (9) months or until he becomes eligible for such coverage through another employer, and (ii) the vesting of 472,144 shares from a March 2022 ANGI restricted stock unit award shall be accelerated (collectively, the “Separation Benefits”).

Notwithstanding the above, in the event of a termination of employment due to his resignation for Good Reason (as defined in the Transition Agreement) or without Cause by the Company prior to the Separation Date, Mr. Dua shall be eligible to: (i) receive the Senior Advisory Benefits (in the case of the cash bonus, only to the extent not previously paid) and the Separation Benefits and (ii) the acceleration of the vesting of: (x) 209,643 shares from a February 2021 ANGI restricted stock unit award and (y) 369,275 shares from a September 2021 ANGI restricted stock unit award. Also, in the event of a termination of his employment by ANGI for Cause (as defined in the Transition Agreement) or due to his death, Disability (as defined in the Transition Agreement) or voluntary resignation other than for Good Reason, Mr. Dua shall be eligible to receive his current base salary and any valid health and welfare benefit claims, in all cases, through the date of the termination of his employment.

The above summary is qualified in its entirety by reference to the Transition Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

Exhibit Number	Description
10.1	Transition Agreement, dated as of December 5, 2022, between Angi Inc. and Umang Dua.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGI INC.

	By:	/s/ Shannon M. Shaw
	Name:	Shannon M. Shaw
	Title:	Chief Legal Officer
Date: December 5, 2022